SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2007

SIRIUS SATELLITE RADIO INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-24710	52-1700207
(State or other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

1221 Avenue of the Americas, 36th Fl., New York, NY		10020
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 584-5100

_____________________________

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

     We have exercised an option under our existing satellite purchase agreement with Space Systems/Loral, Inc. to purchase an additional satellite. Space Systems/Loral will design and construct the satellite, which is expected to be one of the most advanced and powerful satellites ever built.

     Construction of this satellite is expected to be completed in 2010. The satellite is expected to be launched into an inclined elliptical orbit to complement our existing satellites, which were also manufactured by Space Systems/Loral. Our unique hybrid constellation, consisting of satellites operating in a highly inclined geosynchronous orbits in combination with one satellite operating in a geostationary orbit, will provide unparalleled redundancy, enhanced coverage and exceptional performance.

     The aggregate cost of designing and building this satellite will be approximately $169 million. A substantial portion of this purchase price will not be paid until 2009 and following the launch and successful completion of on-orbit testing of this satellite.

     In June 2006, in connection with the contract to purchase our fifth satellite, which is currently under construction, Space Systems/Loral agreed to provide us a $100 million vendor financing facility. No amounts in connection with this existing facility have been drawn. As part of the exercise of the option to purchase an additional satellite, Space Systems/Loral has amended and extended this $100 million vendor financing to permit us to access the facility to pay a portion of the purchase price of the new satellite.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIRIUS SATELLITE RADIO INC.

By:	/s/	Patrick L. Donnelly
Patrick L. Donnelly
Executive Vice President, General
Counsel and Secretary

Dated: August 2, 2007